Exhibit 99.1

Resmed Announces Agreement to Sell MatrixCare Business

Sharpens Resmed’s focus on high-growth sleep and connected care markets

SAN DIEGO, July 7, 2026 (GLOBE NEWSWIRE) — Resmed (NYSE: RMD, ASX: RMD), the leading health technology company focused on sleep, breathing and care delivered in the home, today announced it has entered into a definitive agreement to sell its MatrixCare business to Frazier Healthcare Partners, a private equity firm focused exclusively on health care.

This move reflects Resmed’s 2030 strategy by focusing on high-growth, scalable opportunities in sleep health, breathing health and connected home-based healthcare. The divestiture also strengthens Resmed’s ability to reallocate capital and resources toward innovation, operational scale and long-term value creation across its connected, home-based care ecosystem.

MatrixCare provides software solutions to more than 15,000 providers and supports skilled nursing, senior living and long-term care, life planning communities, and home health and hospice care.

“Today’s announcement is about our disciplined approach to portfolio management and our commitment to driving long-term growth,” said Mick Farrell, Chairman and CEO of Resmed. “By focusing on areas where we see the greatest opportunity for sleep health innovation and impact, we are strengthening our ability to deliver life-changing health technologies, improve patient outcomes, and create value for our stakeholders. We are confident MatrixCare and its affiliated businesses will continue to support team members and drive growth under new ownership with a dedicated focus on the long-term care market.”

“Frazier has spent several years evaluating the post-acute care technology sector and believes MatrixCare has established itself as a leading platform serving skilled nursing, senior living, and home health and hospice provider,” said Ryan Lucero, General Partner at Frazier Healthcare Partners. “We are thrilled to partner with the MatrixCare team and plan to invest aggressively in product innovation to help providers deliver better outcomes as the post-acute care landscape continues to evolve.”

The transaction includes MatrixCare and related software offerings historically sold under the MatrixCare brand, including Healthcare First, Citus, and home health and hospice solutions (collectively defined as the “MatrixCare business”). It excludes Resmed’s other software businesses, Brightree in the U.S. and MEDIFOX DAN in Germany.

The transaction is expected to close during the first quarter of Resmed’s fiscal year 2027, subject to required regulatory approvals and customary closing conditions. Until closing, MatrixCare will continue to operate as part of Resmed, with no changes to customer service or support.

Resmed is providing additional information regarding this transaction through a Form 8-K furnished with the U.S. Securities and Exchange Commission (SEC). Supplementary materials related to this press release are available on Resmed’s Investor Relations website at investor.resmed.com.

Resmed will provide further updates regarding the financial impact of the transaction in its regulatory filings for the fourth quarter of its fiscal year 2026, consistent with regulatory requirements.

About Resmed

Resmed (NYSE: RMD, ASX: RMD) creates life-changing health technologies that people love. We’re relentlessly committed to pioneering innovative technology to empower millions of people in 140 countries to live happier, healthier lives. Our AI-powered digital health solutions, cloud-connected devices and intelligent software make home healthcare more personalized, accessible and effective. Ultimately, Resmed envisions a world where every person can achieve their full potential through better sleep and breathing, with care delivered in their own home. Learn more at Resmed.com and follow @Resmed.

About Frazier Healthcare Partners

Founded in 1991, Frazier Healthcare Partners is a private equity firm focused exclusively on the healthcare industry. Since its inception, Frazier has raised over $11 billion of capital for private funds and co-investment opportunities and has invested in more than 200 companies over 35 years. Frazier has a philosophy of partnering with strong management teams while leveraging its internal operating resources and network to build exceptional companies. Frazier is headquartered in Seattle, WA, with an office in New York City, and invests broadly across the U.S., Canada, and Europe. For more information about Frazier, visit www.frazierhealthcare.com/home.

For Media

Brad Lotterman Brad.Lotterman@resmed.com

news@resmed.com

For Investors

Salli Schwartz Salli.Schwartz@resmed.com

investorrelations@resmed.com

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